UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 9, 2005

Marchex, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	000-50658	35-2194038
(State or other jurisdiction of incorporation)	(CommissionFile Number)	(I.R.S. Employer Identification No.)

413 Pine Street

Suite 500

Seattle, Washington 98101

(Address of Principal Executive Offices)

(206) 331-3300

(Registrant’s telephone number, including area code)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the reporting obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 of the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) Exchange Act

Item 1.01 Entry into a Material Definitive Agreement.

In furtherance of its overall strategic alliance with Overture Services, Inc. (“Overture”), Marchex, Inc. (the “Registrant”), effective February 14, 2005, entered into (i) a new master agreement with Overture with respect to the Registrant’s direct navigation business, and (ii) a license agreement with Overture with respect to certain of Overture’s patents, including but not limited to U.S. Patent No. 6,269,361, pursuant to which the Registrant will pay $4,500,000 in an upfront payment (and an additional $674,000 in certain circumstances) and a royalty based on certain percentages of certain of the Registrant’s gross revenues payable on a quarterly basis through December 2016.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On February 14, 2005, the Registrant completed the acquisition of certain assets of Name Development Ltd. (“NDL”), a British Virgin Islands company operating in the direct navigation market. The aggregate consideration pursuant to the Asset Purchase Agreement was $155,150,000.00 in cash and 419,659 shares of the Registrant’s Class B common stock.

The Asset Purchase Agreement contains customary representations and warranties and requires NDL and the sole stockholder thereof to indemnify the Registrant for certain liabilities arising under the Asset Purchase Agreement, subject to certain limitations and conditions. At the closing, the Registrant deposited into escrow for a period of eighteen months from the closing $24,600,000 in cash for the benefit of NDL and the sole stockholder thereof to secure their respective indemnification and other obligations under the Asset Purchase Agreement.

The Registrant has also agreed to file a registration statement to register the shares of Class B common stock issued as the equity consideration thereunder for resale on Form S-3 once the Registrant becomes eligible to file such a registration statement with the SEC.

Item 3.02 Unregistered Sale of Equity Securities.

The disclosures made in response to Item 2.01 above are incorporated herein by reference.

The issuance of the shares of Class B common stock to NDL at closing in connection with the Asset Purchase Agreement were made in reliance upon an exemption from the registration provisions of the Securities Act of 1933, as amended, as set forth in Section 4(2) thereof and Regulation S promulgated thereunder on the basis that the offer and sale of the shares does not involve a public offering and is an offshore transaction not involving any U.S. person. No underwriters were involved in this transaction.

Item 3.03 Material Modification to Rights of Security Holders.

On February 9, 2005, the Registrant filed a Certificate of Designations (the “Certificate of Designations”) with the Secretary of State of Delaware establishing its 4.75% Convertible Exchangeable Preferred Stock (the “Preferred Stock”) in connection with its public offering of up to 230,000 shares of Preferred Stock pursuant to Registrant’s Registration Statement on Form SB-2, as amended, File No. 333-121213 (the “Registration Statement”) which closed on February 14, 2005. The terms of the Preferred Stock restrict the payment of dividends on Registrant’s common stock unless the Registrant has paid or set aside the cumulative dividends then owed on the Preferred Stock. In addition, each share of Preferred Stock is entitled to a liquidation preference equal to the initial $250 purchase price per share. The terms and conditions of the Preferred Stock are described under the heading “Description of Preferred Stock” in the Registration Statement.

Item 5.03 Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 9, 2005, the Registrant filed the Certificate of Designations, a copy of which is filed herewith as Exhibit 3.3. The terms and conditions of the Preferred Stock are described under the heading “Description of Preferred Stock” in the Registration Statement.

Item 7.01 Regulation FD Disclosure.

The information in this Item 7.01 and Item 9.01(c) is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section. Such information shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

On February 14, 2005, the Registrant issued a press release announcing (i) the closing of its offerings of shares of Class B common stock and Preferred Stock, and (ii) the closing of the acquisition of certain assets of NDL. The full text of the press release issued in connection with the announcement is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit No.	Description

3.3	Certificate of the Designations, Preferences and Rights of Registrant’s 4.75% Convertible Exchangeable Preferred Stock, par value $0.01 per share.

99.1	Press Release of Registrant, dated February 14, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 14, 2005	MARCHEX, INC.

	By:	/s/ Russell C. Horowitz
	Name:	Russell C. Horowitz
	Title:	Chairman and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

3.3	Certificate of the Designations, Preferences and Rights of Registrant’s 4.75% Convertible Exchangeable Preferred Stock, par value $0.01 per share.

99.1	Press Release of Registrant, dated February 14, 2005.